Exhibit 99.1

BioSig Enters the New York Market with Its Signal Processing Technology for Electrophysiology

The Company installs its novel medical technology platform for arrhythmia care in a leading Center of Excellence

Westport, CT, July 07, 2021 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (Nasdaq: BSGM) ("BioSig" or the "Company"), a medical technology company commercializing an innovative signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that the Company installed its technology in a leading New York City hospital.

The PURE EP™ is a non-invasive class II device that aims to drive procedural efficiency and efficacy in electrophysiology. To date, more than 50 physicians have completed over 1000 patient cases with the PURE EP™ System across twelve clinical sites.

The Northeast is one of the three strategic areas that the Company is focused on in the targeted commercial launch phase. BioSig’s PURE EP™ technology was installed at New York Presbyterian / Weill Cornell Medical Center in New York, NY, one of the nation’s most comprehensive, integrated healthcare systems and New York’s top-ranked hospital for 20 years1. Weill Cornell Medical Center which has commenced conducting patient cases with the PURE EP™ System in June 2021, offers one of the most extensive electrophysiology programs in the country.

“We are pleased to commence patient cases at one of the best-ranked centers for cardiology in our country and a leading institution in the New York City area. Our clinical strategy focuses on engaging medical centers of excellence that are recognized for their commitment to patient care and their support of clinical innovation and research, and we look forward to advancing our efforts with the Weill Cornell physician team,” commented Kenneth L. Londoner, Chairman, and CEO of BioSig Technologies, Inc.

The PURE EP™ System has been awarded FDA 510(k) clearance. The Company commenced a targeted commercial launch in 2020 and completed commercial sales to St. David’s HealthCare of Austin, Texas, an HCA Healthcare-owned hospital, and Mayo Foundation for Medical Education and Research that acquired multiple PURE EP™ units for clinical use across their Minnesota, Florida and Arizona campuses.

One in 18 Americans suffers from cardiac arrhythmia. Atrial fibrillation is the most common arrhythmia type, affecting over 33 million people worldwide, including over 6 million in the U.S. The number of people suffering from atrial fibrillation is expected to reach 8-12 million by 20502. According to the Centers for Disease Control and Prevention (CDC), atrial fibrillation causes more than 750,000 hospitalizations in the U.S. each year, resulting in approximately $6 billion in healthcare spending annually3.

1New York-Presbyterian website: www.nyp.org

2Top 10 Things You should Know About Heart Rhythm; Scripps Health.

3Managing Atrial Fibrillation; Lisa Eramom MA, Medical Economics Journal, February 25, 2019, Volume 96, Issue 4

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording, and storing electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133